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            REQUIRED IN PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

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{   }   Confidential, for Use of the Commission Only (as Permitted by  Rule 14a-
        6(e)(2))

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{   }   Soliciting Material Pursuant to  Section  240.14a-11(c) or Section  240.
        14a-12


                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

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

FOR IMMEDIATE RELEASE
January 22, 1999
Contact:  Jacqueline Quigley (561) 447-4713

     Jewelcor Management, Inc. Makes a Proposal to Purchase All Outstanding
                     Shares of Common Stock of Designs, Inc.

Wilkes-Barre, Pennsylvania...Jewelcor Management, Inc. (JMI) announced today that it has made a proposal to purchase all of the outstanding shares of Common Stock of Designs, Inc. (NASDAQ-DESI) at a price of $3.00 per share.

In a letter to Joel Reichman, President and CEO of Designs, Inc. Seymour Holtzman, President of JMI, stated, "We have great concerns as to how the sale of the company is proceeding. It is well over a month since the process began, and there does not appear to be any significant activity in that regard."

The proposal which was sent to Designs, Inc. was made without the receipt of any non-public information or the benefit of conducting financial and legal due diligence on non-public information. If such due diligence were to demonstrate additional value beyond that demonstrated by JMI's review of publicly available documents, it would be prepared to consider increasing the $3.00 per share proposal.

JMI expects to use third party financing, and thus its proposal is subject to obtaining such financing.

Notwithstanding recent circumstances regarding JMI's consent solicitation, Holtzman stated that the company should welcome this proposal. "I hope to be able to work with the company expeditiously to further this process for the benefit of all shareholders."